                                                                    EXHIBIT 11.1


                    PAYLESS SHOESOURCE, INC. AND SUBSIDIARIES
                      COMPUTATION OF NET EARNINGS PER SHARE
                                   (UNAUDITED)

  (Dollars and shares in thousands, except per share)


                                                              13 WEEKS ENDED                          39 WEEKS ENDED
                                                   -----------------------------------    -------------------------------------

                                                   NOVEMBER 2, 2002   NOVEMBER 3, 2001    NOVEMBER 2, 2002     NOVEMBER 3, 2001
                                                   ----------------   ----------------    ----------------     ----------------
Basic Computation:
------------------

Net earnings                                            $ 29,591         $ 13,334            $100,712            $ 79,385

Weighted average common shares outstanding                22,654           22,225              22,563              22,213
                                                        --------         --------            --------            --------

Basic earnings per share                                $   1.31         $   0.60            $   4.46            $   3.57
                                                       =========         ========            ========            ========


Diluted Computation:
--------------------

Net earnings                                            $ 29,591         $ 13,334            $100,712            $ 79,385

Weighted average common shares outstanding                22,654           22,225              22,563              22,213
                                                        --------         --------            --------            --------

Net effect of dilutive stock options based on
     the treasury stock method                               154              331                 214                 499
                                                        --------         --------            --------            --------

Outstanding shares for diluted earnings per share         22,808           22,556              22,777              22,712
                                                       =========         ========            ========            ========

Diluted earnings per share                              $   1.30         $   0.59            $   4.42            $   3.50
                                                        ========         ========            ========            ========


Note: Basic earnings per share are computed by dividing net earnings by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share include the effect of conversions of stock options.


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